Prudential Tower 800 Boylston Street Floor 24 Boston, MA 02199
www.flex-pharma.com

December 23, 2014

Thomas C. Wessel, MD, PhD
22 Cliffwood St.
Lenox, MA 01240
thomascwessel@gmail.com
Dear Tom,
I am pleased to offer you the position of Chief Medical Officer with Flex Pharma, Inc. (the “Company”). If you decide to join us, you will receive an annual salary of $395,000, which will be paid bi-monthly in accordance with the Company’s normal payroll procedures.
In addition, if you decide to join the Company, it will be recommended to Company’s Board of Directors at its first meeting following your start date, on January 7, 2015, the Company shall grant you an incentive stock option to purchase 698,634 shares of the Company’s Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or similar recapitalization affecting the Company’s Common Stock), at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors (the “Board”). Such number of shares shall as of the date of the grant equal 1.2% of the Company’s then fully diluted capitalization, including all shares of the Company’s Preferred Stock and Common Stock currently outstanding and shares of the Company’s Common Stock issuable upon exercise of options granted and options currently reserved for issuance under the Company’s 2014 Equity Incentive Plan but excluding any shares reserved for issuance pursuant to any equity incentive or employee stock purchase plan approved by the Board at such meeting. The stock option will vest over a four-year period, with 25% of the shares of Common Stock subject to the stock option vesting on the first anniversary of your date of hire, and the remaining 75% vesting monthly over the subsequent three year period, subject to your continuing employment with the Company, provided, however, that in the event of a Change in Control (as defined in the Company’s Equity Incentive Plan), an additional 50% of the shares of Common Stock subject to the stock option shall automatically vest as of the effective date of the Change in Control. This option grant shall permit early exercise, unless such early exercise provision will disqualify the option from treatment as an incentive stock option, in which case prior to the grant date you will be given the opportunity to elect whether to include the early exercise provision in the option grant. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and a Stock Option Agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
In addition, upon joining the Company, you will receive a one time sign on bonus of $55,000, subject to applicable taxes and withholding. You agree that if you resign from employment without Good Reason, as defined below, or are terminated by the Company with Cause (as defined below), prior to the one year anniversary of your start date, you shall repay the amount of the sign on bonus actually received by you to the Company in twelve equal monthly installments following the termination of your employment.
Beginning in 2015, as an Executive at the Company, you will also have the opportunity to earn an annual target bonus, measured against performance criteria to be determined by the Board (or a committee thereof) within ninety (90) days of the start of each calendar year of up to 40% of your then current annual base salary, with the actual amount of the bonus to be determined by the Board (or a committee thereof).

During your employment, you and your eligible dependents will also be eligible to participate in all employee benefits made available to executive employees generally. The 2015 Benefits Overview provided to you describes the benefits currently provided by the Company. Employees are currently entitled to 30 PTO (paid time off) days per year (pro-rated for any partial year of employment), which amount includes seven paid holidays to be taken in accordance with the Company’s holiday schedule. All Company benefit plans will be subject to the plan terms and applicable Company policies. The Company reserves the right to modify or terminate its benefit plans from time to time in its sole discretion. During your employment annually, the Company shall pay up to $3,000 for professional society membership and license fees.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason or for Good Reason. We request that, in the event of resignation, you give the Company at least two weeks notice. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without Cause, as defined below, and with or without notice. If your employment is terminated for any reason, you shall receive payment for all accrued but unpaid base salary and accrued but unused PTO, (collectively, “Accrued Obligations”). If the termination is initiated by the Company without Cause or by you for Good Reason, in addition to paying you the Accrued Obligations, the Company shall: continue to pay your then-current annual base salary for a period of nine (9) months (the “Severance Pay Period”) in accordance with the Company’s payroll practice then in effect; if you timely elect and remain eligible for continued coverage under COBRA, the Company will pay that portion of your COBRA premiums through the Severance Pay Period that it was paying prior to date of termination; provided (i) such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), (ii) you continue to comply with your obligations under your PIA (as defined below) and (iii) you deliver to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your termination date. The severance payments will be subject to standard deductions following termination; provided, however, that no payments will be made prior to the 40th day following your termination.
The Company may terminate your employment for “Cause” upon written notice to you received at least five business days prior to such termination setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board in good faith and using its reasonable judgment, shall constitute Cause for termination: (i) your willful failure to perform, or gross negligence in the performance of, your material duties and responsibilities to the Company or its affiliates which is not remedied within thirty (30) days of written notice thereof; (ii) material breach by you of any provision of this Agreement or any other agreement with the Company or any of its affiliates which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company or any of its affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its affiliates, taken as a whole; or (iv) your conviction (including a guilty plea or a no contest plea) of a felony or of any other crime involving fraud, dishonesty or moral turpitude.
You may terminate your employment with or without “Good Reason”. “Good Reason” shall be deemed to exist if any of the following conditions occur without your consent: (i) a material diminution in your base salary (unless pursuant to a salary reduction program applicable to all of the Company’s executive employees on an equivalent basis); (ii) a material diminution in your title, duties, or responsibilities; or (iii) the relocation of your principal place of employment more than 50 miles from its then current location; provided, however, that in each case you provide written notice to the Company within 30 days of the event constituting Good Reason of your intention to terminate your employment for Good Reason and a detailed description of the condition alleged to constitute Good Reason. Any termination for Good Reason shall be effective 30 days from the Company’s receipt of such notice if the Company has not fully cured such condition.
It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code (“Code”) Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct, which will be included in the Company Handbook that the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an Employee Confidentiality, Non-Competition and Proprietary Information Agreement (“PIA”), which requires, among other obligations, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information.
To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be December 29, 2014. By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. This letter, together with the other documents and agreements referenced herein, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by December 24, 2014.
We look forward to your favorable reply and to working with you at Flex Pharma.
Sincerely,
/s/ John McCabe
John McCabe
VP, Finance

Agreed to and accepted:
Signature:_/s/ Tom Wessel____________

Printed Name:    Tom Wessel
Date: 23 December 2014

Enclosures
Duplicate Original Letter
Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement